Exhibit 99.1

AuthenTec Reports Third Quarter 2007 Financial Results

Achieves Profitability on 84 Percent Increase in Revenues

MELBOURNE, Fla. – October 29, 2007 – AuthenTec (NASDAQ: AUTH), the world’s leading provider of fingerprint sensors and solutions, today reported financial results for the third quarter ended September 28, 2007.

Financial and Business Highlights:

•	Reported record quarterly revenue of $15.1 million

•	Achieved non-GAAP net income of $0.03 per diluted share

•	Improved gross margin to 47.6 percent

•	Increasing fourth quarter and full year revenue guidance

Revenue for the third quarter of 2007 was a record $15.1 million, representing an increase of 84 percent when compared to $8.2 million in the third quarter of 2006 and an increase of 23 percent as compared with revenue of $12.3 million in the second quarter of 2007.

GAAP Results

Under Generally Accepted Accounting Principles (GAAP), net income for the third quarter of 2007 was $517,000, or $0.02 per diluted share. This compares to a net loss of $2.6 million, or $3.83 per diluted share, in the same period one-year ago and a net loss of $6.7 million in the second quarter of 2007, or $7.37 per diluted share, which included a charge for the change in the fair value of preferred stock warrants of $5.9 million. Earnings per diluted share for the third quarter were computed using 30.1 million shares.

Non-GAAP Results

On a non-GAAP basis, net income for the third quarter, which excludes stock-based compensation charges of $342,000, was $859,000, or $0.03 per diluted share. This compares to a net loss of $1.4 million, or $0.07 per diluted share, in the third quarter of 2006 and a net loss of $571,000, or $0.03 per diluted share, in the second quarter of 2007. A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release. Third quarter 2007 gross margin was 47.6 percent, compared to 40.0 percent in the same period a year ago and 45.0 percent in the second quarter of 2007. Gross margin expansion resulted from improved manufacturing efficiencies and the favorable effect on product mix of newer higher margin sensors.

Total operating expenses, excluding stock based compensation charges, were $7.1 million, compared to $4.7 million in the third quarter of 2006 and $6.1 million in the second quarter of 2007. During the third quarter, the Company incurred additional expenses predominantly associated with the growth of the business, including new product development, the support of new design wins that will move into production in 2008 and the costs associated with becoming a public company.

Operating cash flow during the quarter was $2.0 million and cash, cash equivalents and investments totaled $67.0 million as of September 28, 2007.

“We are pleased with the results of the third quarter with all key metrics showing substantial improvement over the prior year and quarter, including the record-setting shipment of our 20 millionth sensor. These strong financial results and our achievement of profitability for the quarter were driven in large part by increased demand for our fingerprint sensors as well as our continued improvement in margins,” stated Scott Moody, Chairman and CEO of AuthenTec. “We continue to secure significant design wins for enterprise and consumer laptops with the world’s largest PC OEMs. We are also experiencing increased design-in activity of our sensors in PC desktops and peripherals, as well as expanding opportunities in the wireless market, particularly in Asia.”

Business Outlook

“Based on the continued strong demand for our fingerprint sensors and our growing pipeline of design wins, we are increasing our fourth quarter revenue outlook to a range of $15.2 million to $15.5 million, the mid-point of which would equate to a 63 percent increase from the same quarter last year. Correspondingly, we are also raising our revenue guidance for the fiscal year to a range of $51.9 million to $52.2 million, up from $33.2 million last year,” stated Mr. Moody. “ In order to continue this momentum we plan to accelerate our investments in R&D during the fourth quarter to support several new product developments and other initiatives. Accordingly, we expect our non-GAAP earnings per diluted share to be in the range of $0.02 to $0.03 in the fourth quarter, an improvement from a loss of $0.03 per diluted share in the fourth quarter of last year.”

Third Quarter 2007 Financial Results Web cast and Conference Call

AuthenTec will host a conference call to discuss its third quarter 2007 financial results at 5:00 p.m. Eastern Time (ET) today. Investors and analysts may join the conference call by dialing 877-852-6573 and providing the confirmation code 3279543. International callers may join the teleconference by dialing 719-325-4818. A replay will be available beginning two hours after the call ends and will be available until midnight ET on Monday, November 5, 2007. The replay number is 888-203-1112, with a confirmation code of 3279543. International callers interested in listening to the replay should dial 719-457-0820, with the same confirmation code. Finally, a live web cast (voice only) of the conference call will be accessible from the Investor section of the Company’s web site at http://www.authentec.com/investors.html. Following the live web cast, an archived version will be available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in table 2 below. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission (SEC).

Forward Looking Statements

This quarterly financial results press release contains statements relating to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, the adoption of AuthenTec’s sensors in desktops and PC peripherals, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007 and its registration statement on Form S-1/A filed on June 26, 2007. Statements included in this release are based upon information known to AuthenTec as of the date of this release, and AuthenTec assumes no obligation to update information contained in this press release. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec

With more than 20 million sensors in use worldwide, AuthenTec is the world leader in providing fingerprint authentication sensors and solutions to the high-volume PC, wireless device, and access control markets. AuthenTec’s award-winning sensors take full advantage of The Power of Touch® by utilizing the Company’s patented TruePrint® technology to deliver the most convenient, reliable and cost-effective means available for enabling touch-powered features that extend beyond user authentication. The company’s customers include: Acer, ASUSTeK, Fujitsu, HP, Hitachi, HTC, Lenovo, LG Electronics, LG-Nortel, Samsung, and Toshiba, among others.

Media Contact:	Investor Contact:
AuthenTec	Shelton Group Investor Relations
Brent Dietz	Kellie Nugent
Director of Corporate Communications	Director, Investor Relations
P: 321-308-1320	P: 972-239-5119 x 125
brent.dietz@authentec.com	knugent@sheltongroup.com

– Financial Tables to Follow –

AuthenTec, Inc.

GAAP Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 28, 2007	September 30, 2006	September 28, 2007	September 30, 2006
Revenue	$15,057	$8,240	$36,652	$23,768

Cost of revenue	7,905	4,944	19,697	14,141

Gross profit	7,152	3,296	16,955	9,627

Operating expenses:
Research and development	3,529	2,292	9,319	7,317
Selling and marketing	2,315	1,861	6,377	5,312
General and administrative	1,616	604	4,310	1,434

Total operating expenses	7,460	4,757	20,006	14,063

Operating income (loss)	(308)	(1,461)	(3,051)	(4,436)

Other income (expense):
Warrant expense	—	(1,246)	(9,637)	(1,715)
Interest expense	(5)	—	(109)	—
Interest income	830	61	1,004	247

Total other income (expense), net	825	(1,185)	(8,742)	(1,468)

Net Income (loss)	$517	$(2,646)	$(11,793)	$(5,904)

Net income (loss) per share:
Basic	$0.02	$(3.83)	$(1.28)	$(9.55)

Diluted	$0.02	$(3.83)	$(1.28)	$(9.55)

Shares used in computing net income (loss) per common share:
Basic	25,944	691	9,207	618

Diluted	30,103	691	9,207	618

AuthenTec, Inc.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	September 28, 2007				September 30, 2006
	GAAP	Adjustment (a)		Non-GAAP	GAAP	Adjustment (a)		Non-GAAP
Revenue	$15,057	$—		$15,057	$8,240	$—		$8,240

Cost of revenue	7,905	(16	)(a)	7,889	4,944	—		4,944

Gross profit	7,152	16		7,168	3,296	—		3,296
Gross margin	47.5%			47.6%	40.0%			40.0%

Operating expenses
Research and development	3,529	(96	)(a)	3,433	2,292	(5	)(a)	2,287
Selling and marketing	2,315	(61	)(a)	2,254	1,861	(1	)(a)	1,860
General and administrative	1,616	(169	)(a)	1,447	604	(32	)(a)	572

Total operating expenses	7,460	(326)		7,134	4,757	(38)		4,719

Operating income (loss)	(308)	342		34	(1,461)	38		(1,423)

Other income (expense), net	825	—		825	(1,185)	1,246	(a)	61

Net Income (loss)	$517	$342		$859	$(2,646)	$1,284		$(1,362)

Net income (loss) per share:
Basic	$0.02	$0.01		$0.03	$(3.83)	$3.76		$(0.07)

Diluted	$0.02	$0.01		$0.03	$(3.83)	$3.76		$(0.07)

Shares used in computing net income (loss) per common share:
Basic	25,944	661	(b)	26,605	691	17,983	(b)	18,674

Diluted	30,103	—		30,103	691	17,983		18,674

(a)	Reflects adjustment to remove stock-based compensation from cost of revenue and operating expenses and to remove warrant expense from other income (expense), net.
(b)	Adjusted to give effect to the conversion of convertible preferred stock and senior secured convertible notes into common stock as though the conversion of convertible preferred stock had occurred as of the beginning of 2006 (and conversion of the senior secured convertible notes on February 28, 2007, date of their issuance).

AuthenTec, Inc.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

	Nine months ended
	September 28, 2007				September 30, 2006
	GAAP	Adjustment (a)		Non-GAAP	GAAP	Adjustment (a)		Non-GAAP
Revenue	$36,652	$—		$36,652	$23,768	$—		$23,768

Cost of revenue	19,697	(32	)(a)	19,665	$14,141	—		14,141

Gross profit	16,955	32		16,987	9,627	—		9,627
Gross margin	46.3%			46.3%	40.5%			40.5%

Operating expenses
Research and development	9,319	(206	)(a)	9,113	7,317	(7	)(a)	7,310
Selling and marketing	6,377	(136	)(a)	6,241	5,312	(1	)(a)	5,311
General and administrative	4,310	(344	)(a)	3,966	1,434	(40	)(a)	1,394

Total operating expenses	20,006	(686)		19,320	14,063	(48)		14,015

Operating loss	(3,051)	718		(2,333)	(4,436)	48		(4,388)

Other income (expense), net	(8,742)	9,637	(a)	895	(1,468)	1,715	(a)	247

Net loss	$(11,793)	$10,355		$(1,438)	$(5,904)	$1,763		$(4,141)

Net income (loss) per share:
Basic	$(1.28)	$1.21		$(0.07)	$(9.55)	$9.33		$(0.22)

Diluted	$(1.28)	$1.21		$(0.07)	$(9.55)	$9.33		$(0.22)

Shares used in computing net income (loss) per common share:
Basic	9,207	12,821	(b)	22,028	618	17,983	(b)	18,601

Diluted	9,207	12,821		22,028	618	17,983		18,601

(a)	Reflects adjustment to remove stock-based compensation from cost of revenue and operating expenses and to remove warrant expense from other income (expense), net.
(b)	Adjusted to give effect to the conversion of convertible preferred stock and senior secured convertible notes into common stock as though the conversion of convertible preferred stock had occurred as of the beginning of 2006 (and conversion of the senior secured convertible notes on February 28, 2007, date of their issuance).

AuthenTec, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 28, 2007	December 29, 2006
ASSETS
Current assets
Cash and cash equivalents	$27,469	$6,076
Short-term investments	38,027	—
Accounts receivable, net	6,415	3,697
Prepaid expenses	561	220
Inventory	6,034	4,499

Total current assets	78,506	14,492
Long term investments	1,490	—
Property and equipment, net	2,693	1,435

Total assets	$82,689	$15,927

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$4,694	$2,255
Accrued litigation expenses	1,746	1,905
Other accrued liabilities	6,719	4,202

Total current liabilities	13,159	8,362
Preferred stock warrants liability	—	7,597
Long-term accrued litigation expenses	—	898

Total liabilities	13,159	16,857
Mandatorily redeemable convertible preferred stock	—	62,609

Stockholders’ equity (deficit)
Junior convertible preferred stock	—	45
Common stock and additional paid in capital	146,396	1,489
Accumulated deficit	(76,866)	(65,073)

Total stockholders’ equity (deficit)	69,530	(63,539)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$82,689	$15,927